EXHIBIT 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE MONTHS AND YEAR ENDED DECEMBER 31, 2013
NASDAQ Global Select Market Symbol - “SBSI”

Tyler, Texas, (February 10, 2014) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the three months and year ended December 31, 2013.

Southside reported net income of $12.9 million for the three months ended December 31, 2013, an increase of $4.7 million, or 57.2%, when compared to $8.2 million for the same period in 2012.  Net income for the year ended December 31, 2013 increased $7.2 million, or 20.8%, to $41.9 million when compared to $34.7 million for the same period in 2012. During the fourth quarter, the Company recorded $1.1 million in net income to correct the immaterial cumulative effect of an interest income recognition error related to prior years. This was comprised of $1.4 million of additional interest income, a $549,000 loss on sale of securities and a related tax benefit of $186,000. The error related to recognition of income on its municipal bonds purchased at a premium based on amortizing the premium to the earliest call date instead of amortizing the premium to maturity.

Diluted earnings per common share were $0.72 and $0.45 for the three months ended December 31, 2013 and 2012, respectively, an increase of $0.27, or 60.0%, of which $0.06 related to the immaterial prior period error correction discussed above.  For the year ended December 31, 2013, diluted earnings per common share increased $0.43, or 22.5%, to $2.34 when compared to $1.91 for the same period in 2012 of which $0.06 related to the immaterial prior period error correction discussed above.

The return on average shareholders’ equity for the year ended December 31, 2013, was 16.79%, compared to 12.83% for the same period in 2012.  The return on average assets was 1.24% for the year ended December 31, 2013 compared to 1.05% for the same period in 2012.

“We are extremely pleased to report the progress Southside Bancshares made during 2013 and our financial results,” stated Sam Dawson, President and Chief Executive Officer of Southside Bancshares, Inc. “We continued to enjoy success in our Austin and Fort Worth/Arlington markets during 2013, due in part to the opening of a second branch in Austin and our expanding relationship teams in these markets. For the first time in several years we are seeing a significant amount of new economic activity occurring in our strategically important East Texas markets which contributed to the growth we enjoyed during 2013. All of this translated into loan growth of $88.3 million, or 7.0%, during 2013, which was well diversified among our lending categories. We are especially pleased to report that we ended the year on a strong note as 38% of our loan growth for the year occurred during the fourth quarter. The economic conditions in our markets appear to support, and our lending teams believe, that this fourth quarter momentum may continue in 2014. At the end of the year the overall credit quality in our loan portfolio remained sound as reflected in our asset quality ratios.”
“Our net interest margin and net interest spread increased, on a linked quarter basis, every quarter during 2013, and was one of the primary drivers of our $12.8 million, or 14.4%, increase in net interest income and our $7.2 million, or 20.8%, increase in net income. The increase in our net interest margin and spread during 2013 was a result of a 40 basis point decrease in cost of funds for 2013 compared to 2012, an increase in average loans of $116.3 million and an increase in average higher yielding tax free municipal investments of $290.7 million. The significant reduction in cost of funds was primarily the result of maturing and prepaid higher cost FHLB advances that were replaced with deposits and lower cost FHLB advances.”
“As we look forward to 2014 we are fortunate to serve outstanding economically vibrant Texas markets whose future economic prospects appear strong. Texas continues to experience population and business growth at levels above the national average. Our business plan is designed to capitalize on this growth and positive economic climate. Acquisition activity in Texas has accelerated over the past year and we are actively reviewing strategic acquisition possibilities and hope to participate in this activity during 2014. We look forward to the opportunity to build on these positive results in 2014. Thank you for your continued support.”
Loans and Deposits

For the year ended December 31, 2013, total loans increased by $88.3 million, or 7.0%, when compared to December 31, 2012.  During the year ended December 31, 2013, real estate loans other increased $25.8 million, municipal loans increased $24.6 million, real estate loans 1-4 family increased $21.7 million, construction loans increased $11.5 million, loans to individuals increased $7.2 million, and commercial loans decreased $2.4 million.

Nonperforming assets decreased for the year ended December 31, 2013 by $165,000, or 1.1%, to $14.6 million, or 0.42% of total assets, when compared to 0.45% at December 31, 2012.

During the year ended December 31, 2013, deposits, net of brokered deposits, increased $141.0 million, or 6.0%, compared to December 31, 2012.  During the year ended December 31, 2013, public fund deposits increased $149.4 million.

Net Interest Income for the Three Months

Net interest income increased $8.4 million, or 40.8%, to $29.0 million for the three months ended December 31, 2013, when compared to $20.6 million for the same period in 2012. For the three months ended December 31, 2013, we recorded the immaterial cumulative effect of a prior period error as disclosed above of $1.4 million of interest income. Our net interest spread increased to 3.91% when compared to 2.88% for the same period in 2012.  The net interest margin increased to 4.03% for the three months ended December 31, 2013 compared to 3.09% for the same period in 2012.  The reason for the increase in the net interest spread and margin was the increase in the yield on the interest earning assets combined with the decrease in the yield on the interest bearing liabilities of 33 basis points compared to the same period in 2012.

Net Interest Income for the Year

Net interest income increased $12.8 million, or 14.4%, to $101.9 million for the year ended December 31, 2013, when compared to $89.1 million for the same period in 2012 of which $1.4 million related to the immaterial prior period error discussed above.  For the year ended December 31, 2013, our net interest spread increased to 3.55% from 3.02% for the same period in 2012.  The net interest margin increased to 3.70% for the year ended December 31, 2013, compared to 3.26% for the same period in 2012.

Net Income for the Three Months

Net income increased $4.7 million, or 57.2%, for the three months ended December 31, 2013, to $12.9 million when compared to the same period in 2012. The increase was primarily the result of an increase in interest income of $6.9 million and an increase in bank owned life insurance income related to death benefit proceeds of $1.9 million, which was partially offset by a $5.1 million decrease in gain on sale of securities.

Noninterest expense increased $551,000, or 2.8%, for the three months ended December 31, 2013, compared to the same period in 2012. The increase is due primarily to an increase in the reserve for unfunded commitments, advertising, travel and entertainment, salaries and benefits and FHLB prepayment penalties.

Net Income for the Year

Net income for the year ended December 31, 2013 increased $7.2 million, or 20.8%, to $41.9 million, when compared to $34.7 million for the same period in 2012.

The increase primarily resulted from an increase of $3.9 million in interest income for the year ended December 31, 2013 compared to the same period in 2012. In addition, a decrease in interest expense of $8.9 million, a decrease in provision for loan losses of $2.5 million and a decrease in FHLB advance impairment charges of $2.0 million further contributed to the increase in net income, while partially offset by the decrease in the gain on sale of securities of $9.5 million for the year ended December 31, 2013 compared to the same period in 2012.

Noninterest expense increased $5.6 million, or 7.4%, primarily due to the increase in salaries and employee benefits expense and FHLB prepayment penalties.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.4 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 50 banking centers in Texas and operates a network of 49 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903)531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, growth and earnings and certain market risk disclosures, including the impact of interest rate and other economic uncertainty, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At December 31, 2013	At December 31, 2012

	(dollars in thousands)
	(unaudited)
Selected Financial Condition Data (at end of period):

Total assets	$3,446,585	$3,237,403
Loans	1,351,273	1,262,977
Allowance for loan losses	18,877	20,585
Mortgage-backed and related securities:
Available for sale, at estimated fair value	840,258	806,360
Held to maturity, at carrying cost	275,569	245,538
Investment securities:
Available for sale, at estimated fair value	337,429	617,707
Held to maturity, at carrying cost	391,552	1,009
Federal Home Loan Bank stock, at cost	34,065	27,889
Deposits	2,527,808	2,351,897
Long-term obligations	559,660	429,408
Shareholders' equity	260,251	257,763
Nonperforming assets	14,552	14,717
Nonaccrual loans	8,088	10,314
Accruing loans past due more than 90 days	3	15
Restructured loans	3,888	2,998
Other real estate owned	725	686
Repossessed assets	1,848	704

Asset Quality Ratios:
Nonaccruing loans to total loans	0.60%	0.82%
Allowance for loan losses to nonaccruing loans	233.40	199.58
Allowance for loan losses to nonperforming assets	129.72	139.87
Allowance for loan losses to total loans	1.40	1.63
Nonperforming assets to total assets	0.42	0.45
Net charge-offs to average loans	0.77	0.74

Capital Ratios:
Shareholders’ equity to total assets	7.55	7.96
Average shareholders’ equity to average total assets	7.39	8.17

Loan Portfolio Composition

The following table sets forth loan totals by category for the periods presented:

	At December 31, 2013	At December 31, 2012
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$125,219	$113,744
1-4 Family Residential	390,499	368,845
Other	262,536	236,760
Commercial Loans	157,655	160,058
Municipal Loans	245,550	220,947
Loans to Individuals	169,814	162,623
Total Loans	$1,351,273	$1,262,977

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,

	2013	2012	2013	2012
	(dollars in thousands)
	(unaudited)
Selected Operating Data:
Total interest income	$33,319	$26,398	$119,906	$116,020
Total interest expense	4,353	5,822	17,968	26,895
Net interest income	28,966	20,576	101,938	89,125
Provision for loan losses	2,084	2,245	8,237	10,736
Net interest income after provision for loan losses	26,882	18,331	93,701	78,389
Noninterest income
Deposit services	3,898	3,940	15,560	15,433
(Loss) gain on sale of securities available for sale	(732)	4,395	8,472	17,966
Loss on sale of securities carried at fair value through income	—	—	—	(498)

Total other-than-temporary impairment losses	—	—	(52)	(21)
Portion of loss recognized in other comprehensive income (before taxes)	—	—	10	(160)
Net impairment losses recognized in earnings	—	—	(42)	(181)

FHLB advance option impairment charges	—	—	—	(2,031)
Gain on sale of loans	80	376	770	1,119
Trust income	812	743	3,024	2,794
Bank owned life insurance income	2,277	330	3,122	1,110
Other	1,161	870	4,339	4,309
Total noninterest income	7,496	10,654	35,245	40,021
Noninterest expense
Salaries and employee benefits	12,277	12,190	52,054	48,084
Occupancy expense	1,849	1,909	7,539	7,498
Advertising, travel & entertainment	746	650	2,642	2,463
ATM and debit card expense	334	246	1,328	1,063
Director fees	412	411	1,212	1,213
Professional fees	850	844	2,782	2,928
Telephone and communications	311	398	1,529	1,665
FDIC insurance	450	431	1,713	1,744
FHLB prepayment penalties	60	—	1,048	—
Other	2,675	2,334	9,866	9,449
Total noninterest expense	19,964	19,413	81,713	76,107
Income before income tax expense	14,414	9,572	47,233	42,303
Provision for income tax expense	1,495	1,352	5,311	7,608
Net income	$12,919	$8,220	$41,922	$34,695

Common share data:
Weighted-average basic shares outstanding	17,903	18,138	17,872	18,193
Weighted-average diluted shares outstanding	17,969	18,152	17,910	18,205
Net income per common share
Basic	$0.72	$0.45	$2.35	$1.91
Diluted	0.72	0.45	2.34	1.91
Book value per common share	—	—	14.53	14.38
Cash dividend paid per common share	0.31	0.53	0.91	1.11

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Selected Performance Ratios:
Return on average assets	1.45%	1.00%	1.24%	1.05%
Return on average shareholders’ equity	20.74	11.80	16.79	12.83
Average yield on interest earning assets	4.55	3.85	4.26	4.13
Average yield on interest bearing liabilities	0.64	0.97	0.71	1.11
Net interest spread	3.91	2.88	3.55	3.02
Net interest margin	4.03	3.09	3.70	3.26
Average interest earnings assets to average interest bearing liabilities	124.14	127.80	126.10	126.58
Noninterest expense to average total assets	2.25	2.36	2.42	2.30
Efficiency ratio	46.89	64.75	55.59	60.59

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

		AVERAGE BALANCES AND YIELDS
			(dollars in thousands)
			(unaudited)
			Years Ended
	December 31, 2013			December 31, 2012
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,296,440	$77,032	5.94%	$1,180,095	$73,498	6.23%
Loans Held For Sale	1,137	38	3.34%	1,694	59	3.48%
Securities:
Investment Securities (Taxable)(4)	47,914	799	1.67%	35,217	519	1.47%
Investment Securities (Tax-Exempt)(3)(4)	678,000	37,310	5.50%	387,284	20,552	5.31%
Mortgage-backed and Related Securities (4)	1,072,601	20,085	1.87%	1,413,554	32,118	2.27%
Total Securities	1,798,515	58,194	3.24%	1,836,055	53,189	2.90%
FHLB stock and other investments, at cost	31,378	182	0.58%	34,191	240	0.70%
Interest Earning Deposits	55,127	143	0.26%	20,809	37	0.18%
Total Interest Earning Assets	3,182,597	135,589	4.26%	3,072,844	127,023	4.13%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	44,013			42,938
Bank Premises and Equipment	50,766			50,392
Other Assets	120,725			163,402
Less: Allowance for Loan Loss	(19,007)			(19,922)
Total Assets	$3,379,094			$3,309,654
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$108,097	142	0.13%	$96,854	145	0.15%
Time Deposits	640,608	4,700	0.73%	761,030	7,256	0.95%
Interest Bearing Demand Deposits	1,081,475	3,337	0.31%	892,798	3,440	0.39%
Total Interest Bearing Deposits	1,830,180	8,179	0.45%	1,750,682	10,841	0.62%
Short-term Interest Bearing Liabilities	197,506	1,875	0.95%	284,730	6,340	2.23%
Long-term Interest Bearing Liabilities – FHLB Dallas	435,941	6,465	1.48%	331,898	6,629	2.00%
Long-term Debt (5)	60,311	1,449	2.40%	60,311	3,085	5.12%
Total Interest Bearing Liabilities	2,523,938	17,968	0.71%	2,427,621	26,895	1.11%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	560,762			564,007
Other Liabilities	44,685			47,668
Total Liabilities	3,129,385			3,039,296
SHAREHOLDERS’ EQUITY	249,709			270,358
Total Liabilities and Shareholders’ Equity	$3,379,094			$3,309,654
NET INTEREST INCOME		$117,621			$100,128
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.70%			3.26%
NET INTEREST SPREAD			3.55%			3.02%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $3,856 and $4,095 for the years ended December 31, 2013 and December 31, 2012, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $11,827 and $6,908 for the years ended December 31, 2013 and December 31, 2012, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of December 31, 2013 and 2012, loans totaling $8,088 and $10,314, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

		AVERAGE BALANCES AND YIELDS
		(dollars in thousands)
			(unaudited)
	Three Months Ended
	December 31, 2013			December 31, 2012
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,328,571	$19,501	5.82%	$1,241,006	$18,318	5.87%
Loans Held For Sale	295	3	4.03%	1,625	14	3.43%
Securities:
Investment Securities (Taxable)(4)	29,409	127	1.71%	123,864	446	1.43%
Investment Securities (Tax-Exempt)(3)(4)	729,844	12,099	6.58%	523,123	6,200	4.71%
Mortgage-backed and Related Securities (4)	1,125,359	6,400	2.26%	1,077,545	4,388	1.62%
Total Securities	1,884,612	18,626	3.92%	1,724,532	11,034	2.55%
FHLB stock and other investments, at cost	35,932	47	0.52%	31,883	50	0.62%
Interest Earning Deposits	83,339	50	0.24%	40,815	18	0.18%
Total Interest Earning Assets	3,332,749	38,227	4.55%	3,039,861	29,434	3.85%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	42,820			46,006
Bank Premises and Equipment	51,823			50,206
Other Assets	117,969			150,679
Less: Allowance for Loan Loss	(19,275)			(20,398)
Total Assets	$3,526,086			$3,266,354
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$109,657	36	0.13%	$100,319	37	0.15%
Time Deposits	664,615	1,221	0.73%	661,735	1,311	0.79%
Interest Bearing Demand Deposits	1,131,125	840	0.29%	958,004	878	0.36%
Total Interest Bearing Deposits	1,905,397	2,097	0.44%	1,720,058	2,226	0.51%
Short-term Interest Bearing Liabilities	230,109	120	0.21%	221,927	1,463	2.62%
Long-term Interest Bearing Liabilities – FHLB Dallas	488,956	1,775	1.44%	376,373	1,535	1.62%
Long-term Debt (5)	60,311	361	2.37%	60,311	598	3.94%
Total Interest Bearing Liabilities	2,684,773	4,353	0.64%	2,378,669	5,822	0.97%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	555,414			574,046
Other Liabilities	38,727			36,490
Total Liabilities	3,278,914			2,989,205
SHAREHOLDERS’ EQUITY	247,172			277,149
Total Liabilities and Shareholders’ Equity	$3,526,086			$3,266,354
NET INTEREST INCOME		$33,874			$23,612
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			4.03%			3.09%
NET INTEREST SPREAD			3.91%			2.88%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $970 and $1,013 for the three months ended December 31, 2013 and December 31, 2012, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $3,938 and $2,023 for the three months ended December 31, 2013 and December 31, 2012, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of December 31, 2013 and 2012, loans totaling $8,088 and $10,314, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.